May 10, 2010

MACC Private Equities Inc.
101 2nd Street SE Suite 800
Cedar Rapids, IA 52401-1219

RE:  Loan Renewal

Ladies and Gentlemen:
In connection with renewal of the MACC Private Equities Inc. (the “Company”) term loan pursuant to the Third Amendment to Business Loan Agreement dated March 31, 2010 by and between Cedar Rapids Bank & Trust (“CRB&T”) and the Company (the “Amendment”), CRB&T has required the Company comply with certain Affirmative Covenants (as defined the in the Amendment).  All capitalized terms not defined in this letter shall have the meaning ascribed to each term in the Amendment.

Among these Affirmative Covenants, a Minimum Liquidity covenant requires that the Company maintain a minimum Liquidity of $500,000 at all times.  In the Amendment, the Minimum Liquidity covenant does not specifically state it is effective upon completion of the Company’s Rights Offering.  However, the Company and CRB&T intended this covenant to be effective upon the conclusion of the Company’s Rights Offering.

As such, this letter is to provide written verification and our agreement with you that the Minimum Liquidity covenant contained in Section 2.1 of the Amendment shall commence and be effective at the conclusion of the Company’s Rights Offering.  The Rights Offering covenant contained in that section, requiring completion of the Rights Offering by August 1, and the Deposit of Rights Offering Proceeds, continue in effect without modification.

Sincerely,

/s/ Dana L. Nichols
Dana L. Nichols
Senior Vice President

ACCEPTED AND AGREED:

MACC Private Equities Inc.

By:	/s/ Derek Gaertner
Derek Gaertner, CFO

Member FDIC